Preliminary Terms Sheet (To the Prospectus dated September 21, 2005, Prospectus Supplement dated September 22, 2005)	Free Writing Prospectus, Filed Pursuant to Rule 433 Registration No. 333-126811 August 9, 2006

Barclays Bank PLC

Super TrackSM Notes due February [•], 2008

Notes linked to a basket of European and Asian Equity

Indices

Medium-Term Notes, Series A, No. [•]

Not Principal Protected

At Maturity, you will receive a return linked to the performance of a basket of indices containing the Dow Jones EURO STOXX 50 Index®, and the Hang Seng China Enterprises Index™. A more detailed description is available in the Prospectus, Prospectus Supplement and Pricing Supplement. The Notes are not principal protected. Your investment in the Notes could decrease in value.

Issuer	Barclays Bank PLC

Issuer Rating	Currently AA by S&P and Aa1 by Moody’s

Currency	USD

Principal Amount per Note (“Principal”)	$1,000

Trade Date	August [•], 2006

Issue Date	August [•], 2006

Valuation Date	February [•], 2008

Maturity Date	February [•], 2008

Basket	An equally-weighted basket consisting of the Dow Jones EURO STOXX 50® Index and the Hang Seng China Enterprises IndexTM (each, a “basket index” and collectively, the “basket indices”).

Payment at Maturity	If you hold your Notes to maturity, for each Note you will receive a cash payment equal to the sum of (a) the principal amount of your Note plus (b) the product of the principal amount of your Note multiplied by the basket return.

Basket Return

The basket return will be determined as follows:

If the basket performance is zero or positive, the basket return is equal to the lesser of:

•      the basket performance multiplied by the upside leverage factor; and

•      the maximum return.

If the basket performance is negative, the basket return is equal to the basket performance. Therefore, if the basket performance is negative, you will lose some or all of your principal.

Basket Performance	The equally-weighted average of the index performances of the basket indices.

Index Performance	With respect to each basket index, (a)(i) the final index level of that basket index minus (ii) the initial index level of that basket index divided by (b) the initial index level of that basket index, expressed as a percentage.

Upside Leverage Factor	200%

Maximum return	A percentage to be determined on the trade date, but in no event less than 30%.

Initial Index Level	The initial index level of each basket index will be the closing index level of that basket index on the trade date.

Final Index Level	With respect to each basket index, the closing index level of that basket index on the valuation date

Settlement	DTC, Book entry, Transferable

Trustee and Paying Agent	Bank of New York

Cusip Number	TBD

ISIN	TBD

Coupon	We will not pay you interest during the term of the Notes.

Business Days	New York

Business Day Convention	Modified Following

Calculation Agent	Barclays Bank PLC

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated September 21, 2005, the prospectus supplement dated September 22, 2005, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this term sheet if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

This material is not a confirmation of a transaction and is for informational purposes only. We are willing to discuss it with you on the assumption that you have sufficient knowledge, experience and professional advice to understand and make your own independent evaluation of the merits and risks of the proposed structures. This should not be viewed as investment, tax, accounting or other advice. This material may be amended, superseded or replaced in its entirety by subsequent term sheets or other summaries of terms and conditions or confirmations. In the event of any inconsistency between this term sheet and any pricing supplement with respect to a transaction related to the securities discussed herein, such pricing supplement shall govern.

Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results will be achieved. All information, terms and pricing set forth herein reflect our judgment at the date and time hereof and are subject to change.

In the event that Barclays were to enter into a transaction with you, Barclays will not do so as your fiduciary or advisor. Barclays will generally conduct its business without regard to the consequences of such conduct (adverse or otherwise) to you. Barclays, or any of its affiliates may from time to time act as manager, co-manager or underwriter of a public offering or otherwise, in the capacity of principal or agent, deal in, hold or act as market makers or advisors, brokers or commercial and/or investment bankers in relation to the securities or related derivatives that are discussed herein.

Transactions of the type described in these materials may involve a high degree of risk and the value of such transactions may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation, asset, entity or index, and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not disclose all the risks and other significant aspects in connection with transactions of the type described in these materials. Please review the prospectus, and any relevant prospectus supplement, pricing supplement or free writing prospectus relating to the securities discussed herein for a further discussion of the risks. Prior to transacting, counterparties should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to them.

Barclays Capital and its affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including any attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) is written to support the promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Copyright in these materials is owned by Barclays (© Barclays Bank PLC 2006 (all rights reserved)). These materials, or any part thereof, may not be reproduced, distributed or transmitted to any other person or incorporated in any way into another document without the prior written consent of Barclays. As used herein, the term “Barclays” refers to Barclays Bank PLC, together with its subsidiaries and affiliated companies. Each of these companies is separately incorporated and none of these companies are responsible for the obligations of the others.

The Dow Jones EUROSTOXX 50® Index is proprietary and copyrighted material. The Dow Jones EUROSTOXX 50® Index and the related trademarks have been licensed for certain purposes by Barclays Bank PLC.

The Notes are not sponsored, endorsed, sold or promoted by STOXX Limited (“STOXX”) or Dow Jones & Company, Inc. (“Dow Jones”). Neither STOXX nor Dow Jones makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. The only relationship of STOXX to the Barclays Bank PLC is as the licensor of the Dow Jones EUROSTOXX 50® Index and of certain trademarks, trade names and service marks of STOXX, and as the sublicensor of the Dow Jones IndexesSM and of certain trademarks, trade names and service marks of Dow Jones. The aforementioned indexes are determined, composed and calculated by STOXX or Dow Jones, as the case may be, without regard to Barclays Bank PLC or the Notes. Neither STOXX nor Dow Jones is responsible for or has participated in the determination of the timing, prices, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Neither STOXX nor Dow Jones has any obligation or liability in connection with the administration, marketing or trading of the Notes.

STOXX and Dow Jones have no relationship to Barclays Bank PLC, other than the licensing of the Dow Jones EUROSTOXX 50® Index and the related trademarks for use in connection with the Notes.

STOXX AND DOW JONES DO NOT: SPONSOR, ENDORSE, SELL OR PROMOTE THE NOTES; RECOMMEND THAT ANY PERSON INVEST IN THE NOTES OR ANY OTHER SECURITIES; HAVE ANY RESPONSIBILITY OR LIABILITY FOR OR MAKE ANY DECISIONS ABOUT THE TIMING, AMOUNT OR PRICING OF THE NOTES; HAVE ANY RESPONSIBILITY OR LIABILITY FOR THE ADMINISTRATION, MANAGEMENT OR MARKETING OF THE NOTES; OR CONSIDER THE NEEDS OF THE NOTES OR THE OWNERS OF THE NOTES IN DETERMINING, COMPOSING OR CALCULATING THE DOW JONES DOW JONES EUROSTOXX 50® INDEX OR HAVE ANY OBLIGATION TO DO SO.

STOXX AND DOW JONES WILL NOT HAVE ANY LIABILITY IN CONNECTION WITH THE NOTES. SPECIFICALLY, STOXX AND DOW JONES DO NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED AND DISCLAIM ANY AND ALL WARRANTY ABOUT: THE RESULTS TO BE OBTAINED BY THE NOTES, THE OWNER OF THE NOTES OR ANY OTHER PERSON IN CONNECTION WITH THE USE OF THE DOW JONES EUROSTOXX 50® INDEX AND THE DATA INCLUDED IN DOW JONES EUROSTOXX 50® INDEX; THE ACCURACY OR COMPLETENESS OF THE DOW JONES EUROSTOXX 50® INDEX AND ITS DATA; THE MERCHANTABILITY AND THE FITNESS FOR A PARTICULAR PURPOSE OR USE OF THE DOW JONES EUROSTOXX 50® INDEX AND ITS DATA; STOXX AND DOW JONES WILL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS IN THE DOW JONES EUROSTOXX 50® INDEX OR ITS DATA; UNDER NO CIRCUMSTANCES WILL STOXX OR DOW JONES BE LIABLE FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF STOXX OR DOW JONES KNOWS THAT THEY MIGHT OCCUR.

The licensing agreement between Barclays Bank PLC and STOXX is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.

The Hang Seng China Enterprises Index (the “Index”) is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name Hang Seng China Enterprises Index is proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index by Barclays Bank PLC in connection with the Notes (the “Product”), BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY BARCLAYS BANK PLC IN CONNECTION WITH THE PRODUCT; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the Product in any manner whatsoever by any broker, holder or other person dealing with the Product. Any broker, holder or other person dealing with the Product does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

Any names and logos used herein that are service marks or trademarks are used with the permission of their respective owner.

Barclays Capital–the investment banking division of Barclays Bank PLC (US Securities Affiliate: Barclays Capital Inc.); Registered in England 1026167. Registered office 1 Churchill Place, London E14 5HP; Authorised and regulated by FSA and member of the London Stock Exchange.